Exhibit 2.1

CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESATATED CERTIFICATE OF INCORPORATION
OF
VIRTUIX HOLDINGS INC.

Virtuix Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

FIRST: That the name of the Corporation is Virtuix Holdings Inc., and the Corporation was originally incorporated on December 20, 2013 pursuant to the General Corporation Law of the State of Delaware.

SECOND: That on October 14, 2020, the Board of Directors of the Corporation adopted resolutions approving and declaring advisable the following amendment to the Corporation's Fourth Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on September 30, 2020 (the “Current Certificate of Incorporation”):

The first paragraph of Article IV of the Current Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 52,300,000. The total number of shares of Common Stock the Corporation shall have authority to issue is 30,000,000 with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 22,300,000 shares with a par value of $0.001 per share, with 4,000,000 of such shares of Preferred Stock designated as “Series Seed Preferred Stock”, 4,300,000 of such shares of Preferred Stock designated as “Series 2 Seed Preferred Stock”, 7,000,000 of such shares of Preferred Stock designated as “Series A-1 Preferred Stock”, and 7,000,000 of such shares of Preferred Stock designated as “Series A-2 Preferred Stock”.”

Except for such first paragraph, the balance of Article IV of the Current Certificate of Incorporation shall not be amended or modified and shall remain in full force and effect.

THIRD: That the foregoing amendment was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation acting pursuant to a written consent in lieu of special meeting.

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Virtuix Holdings Inc. this 15th day of October, 2020.

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer